CODE OF ETHICS
January 2022
PRIVILEGED AND CONFIDENTIAL

This Code of Ethics (the “Code”) is the sole property of Grayscale Investments, LLC, and its subsidiaries, including Grayscale Advisors, LLC (the “Firm”) and must be returned to the Firm upon termination for any reason of a Supervised Person’s association with the Firm. The contents of this Code are strictly confidential and for internal use only. Supervised Persons may not duplicate this Code in whole or in part or make it available in any form to any non-Supervised Persons without prior approval from the Firm’s Chief Compliance Officer (the “CCO”).

Supervised Persons must report any known or suspected violation of these policies and procedures to the CCO immediately. Failure to report such potential violations may result in consequences comparable to the penalties for the improper conduct itself, including suspension or discharge from the Firm.

INTRODUCTION

This Code is applicable to each Supervised Person (as defined below) of the Firm with respect to the Supervised Person’s activities and conduct on behalf of the Firm, as well as certain personal activities and conduct of the Supervised Persons. The Code does not attempt to serve as a comprehensive outline regarding Supervised Person conduct, but rather to establish general rules of conduct and procedures applicable to all Supervised Persons.

The Code should be made readily accessible to all employees and revisions maintained in accordance with the Firm’s applicable recordkeeping policies.

Any questions regarding this Code, or other compliance issues, must be directed to the Chief Compliance Officer of the Firm (the “CCO”). The CCO is responsible for administering and implementing this Code. The Firm expects Supervised Persons to be thoroughly familiar with the Firm’s standards and procedures as set forth herein. In order to make it easier to review and understand the standards and procedures, a few commonly used terms are defined below:

“Access Person” means any “Supervised Person” who has access to non-public information regarding any Clients' purchase or sale of securities (or non-public information regarding the securities recommended to clients within any set of investment objectives), or who has access to such recommendations that are non-public. While under the Investment Advisers Act of 1940 (“Advisers Act”), Access Persons and Supervised Persons are distinguishable, this Code makes no distinction between Access and Supervised Persons. Based on the size and configuration of the Firm, all Supervised Persons are considered Access Persons, and shall be referred to as “Supervised Persons.”

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan or “DRIP.”

“Beneficial Ownership” in Securities means direct or indirect pecuniary interest in the Securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. A Supervised Person is presumed to be a beneficial owner of Securities that are held by his or her immediate family members sharing the Supervised Person’s household.

“Chief Compliance Officer” or “CCO” means the individual appointed by the Board of the Sole Member of the Firm and listed on the Firm’s most recent Form ADV Part or such other person as may be designated from time to time (the “designee”)1.

1 The CCO’s assigned designee(s) shall be any compliance personnel with a Vice President title or higher as determined based on Firm’s headcount and availability.

“Chief Executive Officer” or “CEO” means Michael Sonnenshein or such other person as may be designated from time to time.

“Client” means any entity or individual to which the Firm provides investment advisory or management services.

“Digital Assets” mean “blockchain assets” (i.e., any asset housed on, making use of, or connected to a blockchain through cryptographic ownership, including cryptocurrency coins and “utility” tokens) that are not a Security (as such term is defined below).

“Discretionary Managed Account” means an account for which the Supervised Person has designated investment discretion entirely to a third party (i.e., an investment manager). In such account, the Supervised Person does not have the ability to exercise any investment discretion over the purchase or sale of securities.

“Firm” means Grayscale Advisors, LLC and each other affiliate entity under common control, which is engaged in the business of providing investment advisory or management services, including Grayscale Investments, LLC, the parent company of Grayscale Advisors, LLC.

“Compliance & Risk Committee” means the management committee of Grayscale Advisors, LLC.

“Personal Trading Account” means a personal investment or trading account of a Supervised Person or a Supervised Person related account (this may include, but is not limited to, an account for which a Supervised Person is a trustee or custodian, a spousal account, any account of a Supervised Person’s children or any account for an individual who relies on the Supervised Person for material support) in which a Supervised Person has any direct or indirect beneficial ownership interest, an investment or trading account over which a Supervised Person exercises control or provides investment advice, or a proprietary investment or trading account maintained for the Firm or its Supervised Persons. Specifically, Personal Trading Account includes:

1.Trusts for which a Supervised Person acts as trustee, executor, custodian or discretionary manager;

2.Accounts for the benefit of the Supervised Person’s spouse or minor child;

3.Accounts for the benefit of a relative living with the Supervised Person;

4.Accounts for the benefit of any person who receives material financial support from the Supervised Person; and

5. 401K accounts and other retirement accounts.

“Private Placement” shall mean an offering of Securities that is exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended (“Securities Act”); or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

“Restricted List” means the list of issuers maintained by the CCO and designated as the Restricted List, consisting of (a) issuers with respect to which the CCO has been made aware that a Supervised Person has received, expects to receive, or may be in a position to receive material, non-public information, including when the Firm is researching or considering an investment in securities of an issuer; (b) issuers on whose Board of Directors a Supervised Person serves; and
(c) issuers with respect to which the Firm, in its sole discretion, determines it may be appropriate to prohibit Supervised Person and/or Firm trading in the issuer’s securities. Placement of an issuer on the Restricted List does not necessarily imply that the Firm or its Supervised Persons are in receipt of any material, non‐public information concerning the issuer.

“Security” means any security as defined in Section 2(a)(1) of the Securities Act, Section 202(a)(18) of the Advisers Act or other application law, rule or regulation, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless the Firm or a control affiliate acts as the investment advisor or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless the Firm or a control affiliate acts as the investment advisor or principal underwriter for the fund.
“Supervised Person” means any employee whether full-time, temporary or contract, or director, officer, partner or advisory person, consultant or representative2 on behalf of the Firm. For purposes of this Code, Supervised Person and Access Person have the same meaning.

2 For the avoidance of doubt, any individual who provides investment advice on behalf of the investment advisor and is subject to the supervision and control of the investment advisor will be deemed a Supervised Person as so defined under the Advisers Act.

Section 1.    General

1.1Statement of General Principles

The Firm and its Supervised Persons owe a fiduciary duty to the Firm’s Clients. The interests of the Clients must always be recognized and respected. In any decision relating to personal investments or other outside activities, Supervised Persons must assiduously avoid serving their own personal interests ahead of any Client’s interests, taking inappropriate advantage of their position with the Firm or taking inappropriate advantage on the Firm’s behalf. It is critical that Supervised Persons avoid any situation that might compromise, or appear to compromise, their exercise of fully independent judgment in the interests of Clients. All personal investment and other activities of Supervised Persons must comply fully with this Code and avoid any actual or potential conflicts of interest and must also abide by the spirit of this Code and the principles delineated herein. Additionally, Supervised Persons are required to comply with all applicable federal securities laws and must report promptly any violations of this Code to the CCO.

Disciplinary actions for failure to comply with this Code (or failure otherwise to comply with applicable law) may include cancellation of transactions, disgorgement of profits, suspension of personal trading privileges, fines, or suspension or termination of employment. The CCO will recommend disciplinary actions by considering such facts as deemed appropriate and relevant, including the severity of the violation, and whether the Supervised Person has previously violated this Code.

1.2Annual Acknowledgment

This Code is an integral part of the Firm’s compliance program. This Code may be revised and supplemented from time to time. It is the responsibility of the Supervised Person to ensure that his or her copy is up to date by inserting new material as instructed by the CCO.

It is the responsibility of each Supervised Person to understand the contents of this Code and the policies set forth herein, and to adhere to all applicable policies and procedures.

Each Supervised Person upon hire is required to acknowledge his or her receipt and understanding of the Code and agreement to abide by its policies. Specifically, each Supervised Person shall upon hire and annually attest in the Firm’s online compliance software (“Compliance Software”) acknowledging his or her receipt and understanding of, and agreement to continue to abide by, the policies described in this Code, and certifying that he or she has reported all personal Securities transactions.

In addition to the annual attestation of the Code, compliance with Rule 17j-13 under the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 204A-1 of the Advisers Act, requires Supervised Persons, where applicable, to submit the following reports with respect to reportable securities to the CCO via email and/or through the Firm’s Compliance Software4:

(a)Initial Holdings Report no later than ten (10) days after the individual becomes a Supervised Person of the Firm and submit to the CCO. This information must be current and no older than 45 days prior to the individual’s start date with the Firm;

(b)Quarterly Transaction Report no later than 30 days after the end of each calendar quarter involving or a quarterly certification may be provided (in the Compliance Software system) in lieu of a quarterly report if such report would duplicate information contained in brokerage trade confirmations and/or account statements; and an

(c)Annual Holdings Report to be filed at least once a year after an individual becomes a Supervised Person. This information must be current and no older than 45 days before the report is submitted.

3 See Rule 17j-1(d)(i)-(iii) under the Investment Company Act of 1940, as amended, in which the SEC amended Rule 204A-1 and 204-2 of the Advisers Act in conformity with the Rule 17j-1standards and requirements for Code of Ethics and Business Conduct .
4 See Exhibit A – “Rule 17j-1 Reporting Requirement Templates”. Note: these templates may be updated based on the Compliance Software systems capabilities and options.

Section 2.    Supervised Person Conduct

2.1Outside Business Activities

All outside business activities conducted by a Supervised Person that (i) involve a material time commitment, or provide for compensation to the Supervised Person, (ii) involve employment, teaching assignments, lectures, publication of articles, radio and/or television appearances, or (iii) may pose any actual or potential conflicts of interest with the business of the Firm must be approved beforehand by the CCO. The CCO will require full details concerning any outside activity, including the number of hours involved and whether any compensation is to be received and such other information as the CCO deems appropriate. This information must be disclosed to the CCO in the Compliance Software.

Generally, the Firm does not permit its Supervised Persons to hold outside positions including that of being an officer, partner, director, or employee of an unaffiliated company or business, or director on a board of a portfolio holding company (where applicable review the Trust policy of ETF products). Supervised Persons may hold board positions with non-profit and other such charitable organizations whereby they are not paid, and their position does not post any conflict with the business of the Firm. Since any of these capacities requires the prior written approval of the CCO, the CCO will require disclosure of all details relating to such outside business activities, including the number of hours involved and any compensation received.

Under no circumstances may a Supervised Person represent or suggest that his or her association with any outside business activity in any way reflects the approval or endorsement by the Firm of that organization, its securities, manner of doing business or any person connected with the organization or its activities.

No Supervised Person may serve as a member of the board of directors or trustees of any unaffiliated business organization or serve on a creditors’ committee, other than a civic or charitable organization, without the prior written approval of the CCO. The determination of a Supervised Person’s eligibility to serve in such a position shall be based on whether such service would be consistent with the interests of the Firm and its Clients, and no person employed by the Firm or any other member of the Firm shall be allowed to serve in such a position unless he or she has notified the Firm of any criteria with respect to such service and have obtained prior approval from the CCO.

If such service is authorized by the CCO, certain safeguards may be implemented in the discretion of the CCO including, but not limited to, investment restrictions and/or restricting the flow of information from the Supervised Person serving to those making investment decisions through information barriers or other procedures as outlined in the Firm’s policies and procedures relating to insider trading in Section 3 of this Code. If the CCO believes that a potential conflict exists with a proposed outside business activity of a Supervised Person, the CCO will present the potential conflict to the Compliance and Risk Committee for further consideration.

2.2Conflicts of Interest

It is the policy of the Firm that all Supervised Persons of the Firm conduct the business affairs of the Firm in accordance with the highest principles of business ethics and in such manner to avoid actual or potential conflicts of interest with the Firm and its clients. All Supervised Persons should promptly report to the CCO any situation or circumstance which may give rise to a conflict of interest.

It is a violation of this Code for any Supervised Person, without the prior written consent of the CCO, to:

(a)rebate or pay any part of the employment compensation received from the Firm to any person, firm, or corporation, directly or indirectly;

(b)accept, directly or indirectly from any person, corporation, or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of the Firm, or a Client account;

(c)accept, directly or indirectly, from any person, firm, corporation, association or other entity that does business with or on behalf of the Firm, any gift or other item of more than de minimis value provided, however, that Supervised Persons may accept gifts in accordance with the Firm’s policies related to gifts and entertainment as set forth in Section 4 of this Code;

(d)participate in entertainment with Clients, brokers and other counterparties unless reasonably related to legitimate business purposes of the Firm; or

(e)own any Security or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or financial related business, except for (i) ownership, or other interests in the Firm, and (ii) personal investments made in accordance with the Firm’s policies related to personal trading as set forth in Section 3 of this Code.

In addition, Supervised Persons may not influence, directly or indirectly, investment decisions on behalf of the Firm’s Clients, or the allocation of Client brokerage for the benefit (in any form) of any immediate family member of the Supervised Person.

Section 3.    Trading Restrictions

3.1Insider Trading: Procedures to Prevent and Detect the Misuse of Material Non-Public Information

A.Overview

The securities laws of the United States prohibit both the Firm and its Employees from intentionally or recklessly trading or recommending securities (including equity, debt and derivative instruments) for clients, for themselves or for others based on “material non-public information” in breach of a duty of trust or confidence. Insider trading laws also prohibit
“tipping,” which is communicating material, non-public information for the purpose of gifting trading profits. These insider trading laws apply to all Employees and extend to activities within and outside their duties at the Firm. The Firm has adopted an Insider Trading & Share Repurchase Policy at the parent company level which should be consulted for additional information relating to this topic.

The insider trading laws prohibit trading or “tipping” based upon material, non-public information that a person receives from a securities issuer, or an officer, director, or employee of an issuer (“insider”) with the expectation that it will be kept confidential and in return for a private benefit given to the insider. It also precludes trading or tipping based on material, non- public information received from “temporary insiders” who are in a confidential relationship with the issuer (e.g., investment bankers, lawyers, or consultants for the issuer).

The misappropriation theory of insider trading prohibits undisclosed trading or tipping based on material, non-public information received in breach of a duty of trust or confidence owed to the source of the information, even if that source is not an issuer of securities.

B.Policy on Insider Trading

No person to whom these procedures apply may “tip” others or trade in a Security, either personally or on behalf of others in violation of the insider trading prohibitions of the U.S. Securities laws. Supervised Persons are additionally required to bring to the attention of the CCO any facts that could give rise to insider trading liability and abide by the Firm’s decision regarding whether to restrict trading in the company’s securities. Further, when facts come to a Supervised Person’s attention (about themselves or other Supervised Persons) that might give rise to an insider trading investigation, the Supervised Person is required to consult with the CCO so that the facts can be reviewed in a manner appropriate under the circumstances.

(1)What is Insider Trading?

Insider trading consists of purchasing or selling a security while the purchase or seller is in possession of material non-public information about the issuer of the security or the market for the security. In most cases, the securities that have been the subject of insider trading have been the common stock of publicly traded companies.

However, trading in options on common stock or, in certain circumstances, even convertible debt securities could violate the prohibition on insider trading. The classic example of insider trading occurs when an employee of a corporation buys or sells its common stock on the basis of information about the corporation learned in the course of the employee’s duties. It is critical that every Supervised Person understand that trading on material non-public information may result in substantial fines, imprisonment, and loss of employment.

Insider information can relate to transactions involving the stock of public companies in portfolios or accounts managed by the Firm. Material information may consist of information about substantial buy and sell decisions for accounts managed by the Firm. For example, if you know that the Firm is directing the sale of a significant block of stock for one or more of its accounts, you have insider information as to that stock and should not sell any until after the Firm’s selling has been concluded.

(2)What is Material Information?

Information is “material” if it significantly alters the total mix of information available about a security, digital assets, investment strategy, or there is a substantial likelihood that a reasonable person would consider that information important in making his or her investment decisions, i.e., purchase, hold or sell or abstain from any investment action, including voting a security.

Generally, this also includes the disclosure of any information that may have a substantial effect on the price of a company’s Securities. No simple test exists to determine when information is material; assessments of materiality involve a highly facts and circumstances inquiry and could be judged in hindsight. For this reason, a Supervised Person should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s financial results and operations, potentially including, (but not limited to, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals, agreements, major litigation, liquidity problems, extraordinary management developments, public offerings, changes of debt ratings, significant new products, services, or contracts, as well as information obtained from an issuer in advance of an offering for which the Firm has entered into a non‐ disclosure agreement (“NDA”).

Material information also may relate to the market for a company’s Securities. Information about a significant order to purchase or sell Securities may, in some cases, be material. Pre‐publication information regarding reports to be published in the financial press also may be material. Similarly, advance notice of an investment bank’s intent to upgrade, downgrade or make other commentary regarding an issuer may be considered material, in addition to “non‐public” as discussed below.

(3)What is Non-Public Information?

“Non‐public” information is confidential corporate information that has not been made public. Information is “public” if it has been made available to all investors without favoring any particular group, has been disseminated broadly to investors in the marketplace or has been embedded into the stock price. For example, information is public after it has become available to the general public through a public filing with the SEC, some other government agency, a news reporting service or publication of general circulation.

(4)Restricting Access to Material Non‐Public Information

Supervised Persons in possession of material, non‐public information may not communicate such information to anyone, including persons within the Firm, except to the CCO. The Firm has this policy to help avoid conflicts and appearances of impropriety and the unlawful use of material, non‐public information. In addition, care should be taken that all material non‐ public information is secure. For example, files containing material, non‐public information should be sealed, access to computer files containing material, non‐public information should be restricted and password protected, and thus only accessible by the CCO or his or her designee.

3.2Restricted List

As discussed above, all Supervised Persons are required to notify the CCO if they believe that they may have come into possession of material, non‐public information about a publicly traded company. When circumstances warrant, the CCO will restrict trading in the Securities of that company and place the company on the Firm’s Restricted List. Absent an exception granted by the CCO, Supervised Persons are prohibited from trading the Securities of issuers that are on the Firm’s Restricted List (i.e., in a Supervised Persons’ Personal Trading Accounts) until such Security is removed from the Restricted List (if a Supervised Person unknowingly trades Securities on the Restricted List, the CCO shall require such Supervised Person to liquidate his or her position in such Securities, if any, and disgorge his or her gains on such trades, upon becoming aware of the prohibited trades). The Restricted List itself is confidential, and may itself reflect material, non-public information. It is therefore vital that Supervised Persons do not disclose the contents of the Restricted List to anyone outside of the Firm. That said, a company may be placed on the Restricted List for a variety of reasons, and Supervised Persons should not draw any inference concerning a company or its Securities due to its inclusion on the Restricted List.

The CCO is responsible for maintaining the Firm’s Restricted List and is the primary decision maker concerning the companies that are to be included on the list. The CCO may place on the Restricted List: (i) companies for which the Firm may be in possession of inside information (as discussed in Section 3.1), or (ii) other companies that senior management of the Firm has determined that the Firm should not be trading for various other reasons. The CCO will consider adding a company to the Restricted List at the suggestion of an investment professional but will independently determine whether the company should be placed on the Restricted List. In a similar manner, the CCO will consider the opinion of the investment professional regarding removal from the Restricted List, but the ultimate decision resides with the CCO. Appropriate reasons for removal of companies from the restricted list may include that the information is made public through widespread dissemination of the information, that the information has become stale or immaterial with the passage of time, or that following further consideration and/or receipt of additional information, or following consultation with counsel, the CCO determines that trading does not need to remain restricted. The CCO may consult with outside legal counsel in connection with the CCO’s determinations regarding the addition to or removal of companies from the Restricted List. The CCO or the CCO’s designee shall document the date and reason for each such addition or removal. Only the CCO and certain designated Supervised Persons will have access to the complete version of the Restricted List, which includes the reason a company was added to the Restricted List, given that such information may be material, non‐ public information.

The CCO or the CCO’s designee will ensure that a version of the Restricted List containing the names of the companies for which trading is restricted is distributed to Supervised Persons on an as needed basis. The CCO and the CEO will review the Restricted List periodically to determine if any company appearing on the Restricted List should be removed.

3.3Market Manipulation

Market manipulation is intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of Securities. Claims of market manipulation may be brought under Section 9(a)(1) and Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Rule 10b‐5 under the Exchange Act.

Market manipulation typically takes the form of activities that are undertaken for the purpose of creating a false or misleading appearance of active trading in a Security or controlling or artificially affecting the price of Securities. In particular, any trade that is undertaken to benefit from changes in price that are triggered by the trade itself and is not undertaken to benefit from independent gains or losses on the trading position, or that otherwise lacks an independent economic rationale is likely to raise market manipulation concerns.

Prohibited transactions that could be indicative of market manipulation may include, but not be limited to, the following:

•marking the close also known as “painting the tape,” year‐end, quarter‐end and month‐end transactions executed at the end of the day on the last day of a reporting period that are unwound immediately in attempt to “window dress;”

•wash sales; and
•fictitious accounts and the “parking” of transactions.
The CCO or his designee shall conduct training in the appropriate areas to ensure that all appropriate personnel understand what constitutes market manipulation. Any potential violations of Firm policy must be brought to the attention of the CCO immediately.

3.4Personal Trading

The Firm’s personal trading policy is designed to prevent potential legal, business, or ethical conflicts; to minimize the risk of unlawful trading in any Personal Trading Account and to guard against the misuse of confidential information. Supervised Persons are required to avoid any conflict or perceived conflict with the interests of the Firm and its clients and investors. Supervised Persons are further encouraged to invest for the long‐term through instruments and opportunities that do not conflict with their responsibility to the Firm and its clients and investors.

In order to mitigate the potential risks associated with personal trading, the Firm has instituted employee trading procedures for trades in specified Securities and Digital Assets, as described below. Where applicable, employees are required to obtain, in writing, pre-approval for purchases and sales from the CCO, or their designee, through the Firm’s electronic compliance system, My Compliance Office (“MCO”). Such personal trade requests must be submitted prior to execution on the day the trade will be placed. The CCO, or their designee, may approve or deny a purchase or sale for any reason or for no reason at all in his or her sole discretion. The CCO’s trades will be pre-cleared by another member of the Compliance Department who will report such transactions to the Board of Directors periodically. All documentation as it relates to employees’ personal trading accounts are stored in MCO.

The CCO shall receive, electronically through MCO, statements and confirms from brokerage firms, banks, or other custodians at which the Supervised Persons have a Beneficial Ownership Account. If the CCO is unable to receive confirms and statements via MCO, Supervised Persons will supply the CCO, on a timely basis, with duplicate copies of such Beneficial Ownership Account confirms and statements. All Supervised Persons shall promptly inform the CCO of any newly established Beneficial Ownership Accounts on behalf of the Supervised Persons.

The CCO or their designee will review personal holdings reports submitted by each Supervised Persons, including confirmations of personal securities transactions, to ensure that no trading has taken place in violation of Rule 17j-1 of the 1940 Act, Section 204A of the Advisers Act, or the Code. In the event that the Firm’s personal trading policies are not complied with, the Firm may require the Supervised Persons to reverse, cancel or disgorge profits of a transaction that did not meet the provisions of this policy, in addition to other sanctions, at the discretion of the CCO.

The Firm has implemented a Employee Trading Policy that outlines the restrictions placed on employee trades. Refer to that policy for more information regarding employee trading.

Section 4.    Gifts and Entertainment

In light of the nature of the Firm’s business, its fiduciary obligations to its Clients, as well as the regulatory environment in which the Firm conducts its business, the Firm is compelled to monitor the nature and quantity of the gifts and gratuities that its Supervised Persons give to or receive from a person or firm that conducts business with or provides services to the Firm, that may do business or is being solicited to do business with the Firm or that is associated with an organization that conducts or seeks to conduct business with the Firm. Such monitoring is not intended to prevent Supervised Persons from giving or receiving gifts and gratuities, but rather serves to ensure that the practice of giving gifts and gratuities is not abused or undertaken for improper purposes, and does not compromise the integrity, objectivity, or fiduciary responsibilities of the Firm or its Supervised Persons.

No gift, gratuity, or entertainment should ever be accepted with any understanding that the donor will receive special or favorable treatment by the Firm or any Supervised Person.

4.1Entertainment

Reasonable business entertainment can be beneficial for and may further the business of the Firm. Each Employee is expected to use professional judgment in entertaining and being entertained by a business associate. Supervised Persons are permitted to accept or provide reasonable entertainment with business associates, such as breakfast, lunch, dinner or reception, a sporting event or the theater, or comparable entertainment. Tickets to events that both the Supervised Person and business associate do not both attend are considered gifts, rather than entertainment, and are subject to the requirements of the Gifts policy. Business entertainment must not be so frequent, costly, lavish, or excessive as to raise any question of impropriety, and must be in accordance with the guidelines and requirements set forth below. If there is any question as to whether a specific entertainment event can be accepted or given, the CCO should be consulted.

Supervised Persons must seek the pre‐approval of the CCO prior to participating in the in any entertainment which may be considered lavish, excessive, or non-ordinary course (e.g., Super bowl tickets, premier events, etc.) prior to the Supervised Person engaging in such entertainment.

The CCO will maintain a copy of any such approvals and a summary of the rationale for such approvals in the records of the Firm.

Attending Entertainment Events. All Supervised Persons are required to report, within 24 hours of receipt, any business‐related entertainment provided by a third party (e.g., meals, events, drinks, etc.) with an estimated value in excess of $500 per individual person using the Compliance Software. Supervised Persons must pre‐clear with the CCO entertainment which may be construed as lavish or extravagant

Providing Entertainment Events. The Firm and its Supervised Persons may provide business-related entertainment but are prohibited from providing any such entertainment event that is or may appear to be lavish or extravagant in nature without the prior approval of the CCO. If a Supervised Person has any questions regarding the nature of the entertainment they wish to provide, such Supervised Person should contact the CCO. Any expenses for entertainment submitted to the Firm for reimbursement in excess of $500 per person must be accompanied by an email to the CCO requesting approval of the entertainment provided. Any requests submitted for reimbursement of such expenses that are not accompanied by Compliance Software approval will not be reimbursed by the Firm.

Supervised Persons may attend seminars, or other such business-related events sponsored or paid for by a business associate provided that attendance at the event is not so costly or the event so lavish as to raise a potential conflict of interest.

4.2Gifts

Accepting Gifts. Supervised Persons may accept business‐related gifts, provided that such gifts are not and do not appear lavish or extravagant in nature. Prior to accepting a gift with a cost or value greater than $100, Supervised Persons must obtain compliance approval by submitting a request in the Compliance Software with a description of the gift, the Firm and/or individual providing the gift and the approximate value of the gift. Gifts with an estimated cost or value under $100 and firm‐wide gifts, such as food, holiday baskets or items containing the gift giver’s business logo, delivered to the Firm’s offices that are received on behalf of the Firm do not need to be reported.

Giving Gifts. The Firm and its Supervised Persons may provide business‐related gifts but are prohibited from providing gifts that are or may appear to be lavish or extravagant in nature. Supervised Persons must obtain written approval from the CCO prior to giving a business‐related gift with a cost or value in excess of $100 per recipient by submitting a request to the CCO. Any gifts submitted to the Firm for reimbursement by a Supervised Person must be accompanied by approval in the Compliance Software reflecting compliance approval of the gifts provided. Any requests submitted for reimbursement of such expenses that are not accompanied by an approved Gifts and Entertainment Form will not be reimbursed by the Firm.

There is a rebuttable presumption that any gift from a business associate is a business-related gift subject to the limitations set forth in this policy. If a Supervised Person wishes to accept a gift from a business associate that is not in relation to their or the Firm’s business (e.g., a wedding, birthday or holiday gift) and the gift is the result of a personal relationship that has developed between the Supervised Person and such business associate and the Supervised Person does not wish for the gift to be counted against the reporting and pre‐ clearance thresholds, the Supervised Person should consult with the CCO.

Promotional items that display the offeror’s logo such as golf balls, shirts, towels, and pens are not “gifts” for purposes of this policy.

The CCO may require a Supervised Person to return a gift or decline entertainment if it is determined that the gift or entertainment could improperly influence the use of a third-party business or create the appearance of a conflict of interest.

Supervised Persons are prohibited from soliciting the brokerage community for these items or other favors in any manner that could be construed as using their employment with the Firm to obtain a personal benefit.

Supervised Persons are prohibited from giving, and must tactfully refuse, any gift of cash, gift certificate, or cash equivalents.

Gifts and entertainment among Supervised Persons are not subject to the guidelines set forth above.

Section 5. Political Contributions

The SEC, as well as certain states and localities, have laws that prohibit investment advisers and other companies from entering into certain government contracts if a covered employee of that company makes or solicits political contributions in that jurisdiction. Rule 206(4)‐5 of the Advisers Act (the “Pay‐to‐Play Rule”) prohibits investment advisers from receiving compensation for advising the pension plans (or other funds) of state or local government entities if the advisers or their covered associates have made political contributions above a de minimis threshold to officials of those government entities. The Pay-to-Play Rule also regulates payments to solicitors of government pension funds, though the Firm has no dealings with such solicitors. In addition to these prohibitions, investment advisers to government entities are required to keep records regarding their covered associates and the covered political contributions that have been made. The purpose of the Pay-to-Play Rule is to prohibit the payment of political contributions or bribes to those who could be in a position to influence the award of investment management business of state or local government pension plans.

Although the Firm does not currently manage or have plans to manage any state or local pension funds, the Firm has adopted these policies and procedures in order to keep its options open and for purposes of compliance with the Pay-to‐Play Rule.

The Firm’s Political Contributions Policy requires all Supervised Persons to obtain preclearance for and report any and all political contributions, whether individually or in the Firm’s name, and whether in cash or in kind, made to the following:

•State or local officials;
•Candidates for state or local office; or
•Candidates for the United States federal government that are currently state or local officials.

This preclearance and reporting requirement applies to all covered political contributions Supervised Persons have made within two (2) years prior to their hire and annually thereafter. Such disclosure must be made in the Compliance Software.

This policy is not intended to prevent Firm Supervised Persons from engaging in legitimate political activities. Moreover, contributions to candidates for federal office who are not currently state or local officials are not covered by this policy and are permitted without restriction.

5.1Miscellaneous Guidelines

“Political contribution” means any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate for or influencing any election for state or local office. In this context, federal elections are included only in circumstances in which a state or local official is running for federal office. Political contributions include repayment of a candidate’s campaign debt incurred in connection with any such election or paying the transition or inaugural expenses of the successful candidate for any such election. Political contributions also include “in‐kind” and monetary contributions to a candidate or official, such as sponsoring a fundraising event or hosting a dinner for a candidate or official, as well as indirect contributions (for example through a family member or friend).

5.2Preclearance and Disclosure

The preclearance and disclosure requirements described above apply to all Supervised Persons, their spouses, all members of their household and all individuals who rely on the Supervised Person for material support, as covered under this Code.

5.3Recordkeeping

The CCO will maintain a copy of all covered political contributions. Such records will be reviewed if at any point the Firm decides to evaluate its eligibility to pursue the management of any state or local pension or other fund business.

5.4Corporate Contributions

Supervised Persons are prohibited from using personal or corporate funds to make political contributions on behalf of or in the name of the Firm. Further, the Firm will not reimburse political contributions made by individuals.

5.5Charitable Contributions Distinguished

Contributions to a charity are not considered “political contributions” unless made to, through, in the name of, or to a fund controlled by a U.S. state or local candidate or official. This policy is not intended to impede legitimate, charitable fund‐raising activities. Any questions regarding whether an organization is a charity should be directed to the CCO

Section 6    Code of Ethics Recordkeeping

The Firm has a Record Retention Policy while outlines the Firm’s obligation for recordkeeping pursuant to relevant laws and regulations. A high-level summary of that policy is listed below.

1.The Firm must retain in its records for a period of five years after the end of the fiscal year that the last entry was made on such record:

(a)a record of any violation of the Code of Ethics and any action taken as a result of such violation;

(b)a record of any exceptions granted to Code of Ethics requirements and the reasons for such exceptions;

(c)a copy of any Supervised Persons’ Initial Holdings Report, Quarterly Transaction Report, Annual Holdings Report, trade confirmation or brokerage statement as required by this Code.

2.The Firm must also maintain the following records:

(a)A copy of the Firm’s Code of Ethics as adopted and in effect for five years after such Code of Ethics was in effect.

(b)A copy of the executed Annual Certification and Acknowledgement Form for each person who was a Supervised Person within the past five years.

(c)A record of names of persons who are currently and were during the past five years Supervised Persons and therefore considered Access Persons of the Firm as defined in the Advisers Act.

(d)A record of any decision, and the reasons for supporting the decision, to approve the acquisition of Securities by Supervised Persons in a private placement or in an initial public offering for five years after the fiscal end of the year in which approval was granted.

(e)A record of any political contributions reported by Supervised Persons to the CCO.

Exhibit A – Rule 17j-1 Reporting Requirement Templates

INITIAL HOLDINGS REPORT

This report shall set forth information on your securities holdings in which you have a direct or indirect beneficial interest, including holdings by a spouse, minor children, trusts, foundations, and any account for which trading authority has been delegated to you or any Fund, as required by the Funds’ Code of Ethics. In lieu of listing each security position below, you may instead authorize your broker to mail duplicate copies of your brokerage statements to the Funds’ CCO. (Please see the Code of Ethics for more information.)

Name of Reporting Person:
Date Became Subject to the Code’s Reporting Requirements:	Information in Report Dated As Of (must be current as of
a date no more than 45 days before Date Became Subject to the Code’s Reporting Requirements):
Date Report Due (no later than 10 days after became Access Person):	Date Report Submitted:

Securities Holdings*

Title of Security	Number of Shares	Principal Amount

(Continue holdings record on an additional page if necessary.)

If you have no securities holdings to report, please check here. [    ]

Securities Accounts

Name of Broker, Dealer or Bank in which Securities are Held
If you have no securities accounts to report, please check here. [    ]

I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics. This report is not an admission that I have direct or indirect beneficial ownership of any of the securities reported above.

(Signature)	(Date)

*
Securities that are EXEMPT from being reported on this Form include: (i) securities that are direct obligations of the U. S. Government, such as Treasury bills, notes and bonds, and U.S. Savings Bonds and derivatives thereof; (ii) high quality short-term instruments (“money market instruments”) including but not limited to bankers’ acceptances, U.S. bank certificates of deposit; commercial paper; and repurchase agreements; (iii) shares of the registered open-end investment companies; and (iv) currencies.

QUARTERLY SECURITIES TRANSACTION REPORT1

This report of personal securities transactions pursuant to the Code of Ethics is required by Rule 17j-1 of the Investment Company Act of 1940. The report must be completed, signed, and submitted not later than 30 days after the end of each calendar quarter. Refer to the Code of Ethics for further instructions. If you have no transactions to report, please check the box below and sign the Report.

Name of Reporting Person:
Date Became Subject to the Code’s Reporting Requirements:	For The Calendar Quarter Ended:

Date Report Due (no later than 10 days after became Access Person):	Date Report Submitted:

Date of Transaction	Title of Security	Nature of Transaction (Purchase/Sale /Other2)	Principal Amount, Maturity Date and Interest Rate (as applicable)	Price	Executing Broker, Dealer or Other Party Through Whom Transaction Was Made

(Continue transaction record on an additional next page if necessary.)

Securities Accounts Opened During the Quarter
If you have no new securities accounts to report, please check here. [    ]

1	This report must be completed in accordance with the Code of Ethics. Filing of this Report is required whether or not transactions occurred.
2
If the transaction is other than a straightforward sale or purchase of securities, mark it with an asterisk and explain the nature of the transaction on the reverse side. Describe the nature of each account in which the transaction is to take place, i.e., personal, spouse, children, charitable trust, etc. If you wish, you may attach a copy of your account statements as provided to you by your broker, bank or custodian.

Name of Broker, Dealer or Bank

I represent that I am not in possession of material non-public information concerning the securities listed above or their issues. If I am an Access Person charged with making recommendations concerning the portfolios of the Funds with respect to any of the securities listed above, I hereby represent that I have not determined or been requested to make a recommendation in any of the securities listed above except as permitted by the Code of Ethics. This report is not an admission that I have direct or indirect beneficial ownership of any of the securities reported above.

(Signature)	(Date)

ANNUAL HOLDINGS REPORT

This report shall set forth information on your securities holdings in which you have a direct or indirect beneficial interest, including holdings by a spouse, minor children, trusts, foundations, and any account for which trading authority has been delegated to you or any Fund, as required by the Funds’ Code of Ethics. In lieu of listing each security position below, you may instead authorize your broker to mail duplicate copies of your brokerage statements to the Funds’ CCO. (Please see the Code of Ethics for more information.)

Name of Reporting Person:
Date Became Subject to the Code’s Reporting Requirements:	Information in Report Dated As Of (must be current as of a date no more than 45 days before
For Year Ended: Securities Holdings*	Date Report Submitted):
Date Report Submitted:

Title of Security	Number of Shares	Principal Amount

(Continue holdings record on next page if necessary.)

If you have no securities holdings to report for the year, please check here. [    ]

Securities Accounts

Name of Broker, Dealer or Bank

If you have no securities accounts to report for the year, please check here. [    ]

I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics. This report is not an admission that I have direct or indirect beneficial ownership of any of the securities reported above.

(Signature)	(Date)

*
Securities that are EXEMPT from being reported on this Form include: (i) securities that are direct obligations of the U. S. Government, such as Treasury bills, notes and bonds, and U.S. Savings Bonds and derivatives thereof; (ii) high quality short-term instruments (“money market instruments”) including but not limited to bankers’ acceptances, U.S. bank certificates of deposit; commercial paper; and repurchase agreements; (iii) shares of the registered open-end investment companies; and (iv) currencies.